Exhibit 23.5

Consent of Independent Auditors

We consent to the use of our report dated March 29, 2024, with respect to the combined financial statements of the Worldpay Business (the Merchant Solutions business of Fidelity National Information Services, Inc.), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Jacksonville, Florida

November 5, 2025